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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 14A



                    INFORMATION REQUIRED IN PROXY STATEMENT



                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ] Preliminary Proxy Statement                [ ] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12


                         BARRETT RESOURCES CORPORATION
                (Name of Registrant as Specified in its Charter)



   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

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        (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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Press Release:

FOR IMMEDIATE RELEASE

CONTACT:
Frank Keller/Robert Howard                            Paul Verbinnen/David Reno/
Barrett Resources                                     Jonathan Gasthalter
303-572-3900                                          Citigate Sard Verbinnen
                                                      212-687-8080

                   BARRETT STATEMENT ON FORMAL COMMENCEMENT
                             OF SHELL TENDER OFFER

     DENVER, CO - March 12, 2001 - Barrett Resources Corporation (NYSE: BRR) today issued the following statement in response to the formal commencement by Shell Oil Company of an offer to purchase all of the outstanding shares of Barrett for $55 per share in cash:

     "On March 8, 2001, the Board of Directors of Barrett Resources, in response to an unsolicited proposal from Shell Oil Company to acquire Barrett at $55 per share, announced that it had reviewed, considered and rejected that proposal. The Board also announced that it will take all necessary steps to maximize shareholder value and that it had directed management to promptly pursue strategic alternatives, including seeking proposals from a number of qualified parties. That process has already commenced."

     "In light of Shell's formal commencement of a tender offer at $55 per share, the Board of Directors of Barrett will meet to formally consider the Shell offer and make a recommendation to shareholders with respect to the offer within 10 business days. Until such time, the Company urges shareholders to take no action with respect to their holdings of Barrett."

     Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

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Forward-Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such projections or statements include the Company's current views with respect to future events, financial performance, Board decisions with respect to modifying the process described herein, and expectations of responses by potential qualified parties. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                     # # #


     IN RESPONSE TO THE TENDER OFFER COMMENCED BY SHELL OIL COMPANY THROUGH ITS INDIRECT WHOLLY OWNED SUBSIDIARY SRM ACQUISITION COMPANY ON MARCH 12, 2001, BARRETT RESOURCES CORPORATION WILL FILE WITH THE SEC ITS RECOMMENDATION TO STOCKHOLDERS REGARDING THE TENDER OFFER. IN RESPONSE TO ANY CONSENT SOLICITATION THAT MAY BE COMMENCED BY SHELL AND SRM ACQUISITION IN CONNECTION WITH THE TENDER OFFER, BARRETT WOULD FILE WITH THE SEC ANY CONSENT REVOCATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS THAT MAY BE PREPARED BY BARRETT IN RESPONSE TO SHELL'S CONSENT SOLICITATION.

     STOCKHOLDERS AND INVESTORS ARE STRONGLY ADVISED TO READ ANY DEFINITIVE CONSENT REVOCATION STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY DEFINITIVE CONSENT REVOCATION STATEMENT WOULD BE FILED BY BARRETT WITH THE SEC. STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE CONSENT REVOCATION STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT WWW.SEC.GOV. ANY DEFINITIVE CONSENT REVOCATION STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING A REQUEST TO BARRETT RESOURCES CORPORATION--INVESTOR RELATIONS AT (303) 572-3900.

                     CERTAIN INFORMATION REGARDING PERSONS
                     WHO MAY BE DEEMED TO BE  PARTICIPANTS

     Barrett, its directors and certain of its executive officers may be deemed to be participants in any solicitation of consent revocations made in response to any consent solicitation that may be conducted by Shell and SRM Acquisition. Information regarding shares of Barrett common stock, par value $0.01 per share, beneficially owned by Barrett's directors and executive officers is included in Barrett's proxy statement for its 2000 annual meeting, filed with the SEC on March 29, 2000, and in filings made by Barrett's directors and executive officers with the SEC after that date. Barrett's proxy statement for its 2000 annual meeting can be obtained on the SEC's web site at www.sec.gov. Free copies of that proxy statement and any subsequent filing made by Barrett's directors and executive officers in respect of their beneficial ownership of the common stock can be obtained by directing a request to Barrett Resources Corporation -- Investor Relations at (303) 572-3900.